INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of MFS Institutional Trust:

In planning and performing our audits of the financial statements of MFS Institutional Trust (comprised of MFS Institutional Core Equity Fund, MFS Institutional Emerging Equities Fund, MFS Institutional High Yield Fund, MFS Institutional International Equity Fund, MFS Institutional Large Cap Growth Fund, MFS Institutional Large Cap Value Fund, MFS Institutional Mid Cap Growth Fund, MFS Institutional REIT Fund and MFS Institutional Research Fund) (the "Trust") for the year ended June 30, 2002 (on which we have issued our reports dated August 8, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorates.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of June 30, 2002.

This report is intended solely for the information and use of management, the Trustees and Shareholders of MFS Institutional Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 8, 2002